FLOW LOAN SERVICING AGREEMENT

This Flow Loan Servicing Agreement (this "Agreement") is dated April 1, 2022, and is entered intoby and between **AHP Servicing LLC** a Delaware limited liability company, (hereafter referred to as "**Servicer**"), and **Skid Row AHP LLC**, a Delaware limited liability company (hereafter referred to as "**Client**" as further defined herein). Servicer and Client may be referred to herein as a "Party", and collectively, "Parties", to this Agreement.

WHEREAS, Client, as further defined herein, is the controlling owner of certain residential (1-4 family) mortgage loansand/or the holder of certain mortgage Servicing Rights, and is acting for its own account, or for private and institutionalclients, investors or lenders (collectively, "Lenders" or "Investors"), and, where required by law, is licensed as a lender,originator, loan servicer, or other entity; and

WHEREAS, Servicer is in the business of servicing residential real estate mortgage loans, and is licensed with respectto mortgage servicing[1] and is willing to service for Client the Mortgage Loans (as defined herein below). In each instance, Client is or will be either (1) the controlling owner of the Mortgage Loans or (2) the owner of the Servicing Rights to the Mortgage Loans. For ease of reference, and to avoid repetition, both the servicing of Mortgage Loans owned by Client and the servicing of Mortgage Loans of which Client is the owner of the Servicing Rights, are referred to herein as "Servicing" by Servicer; and

WHEREAS, Client desires that Servicer service Mortgage Loans, and Servicer desires to do so, on the terms and conditions hereinafter provided; and

WHEREAS, The Parties acknowledge that Servicer may at its discretion and with the written approval of Client, have additional agreements, including sub-servicing or fee arrangements, with other entities related to servicing of the Loans and Security Instruments that comprise the Mortgage Loans subject to this Agreement, with the understanding that any such separate agreements will have no impact on any of the terms and conditions of this Agreement with Client;

NOW THEREFORE the foregoing recitals hereby incorporated herein as if set forth in full, in consideration of the mutual agreements below, and intending to be legally bound thereby, the Parties agree, and the Client hereby authorizes and instructs, that Servicer shall service the Mortgage Loans, and in that connection, to do the following:

1. DEFINITIONS.

(1.1) "Accepted Servicing Practices" means, with respect to each Loan, the loan servicing practices and procedures that Servicer follows in the servicing and administration of, and in the same manner in which, and wit the same care, skill, prudence and diligence with which the Servicer services and administers loans similar to, the Loans in the ordinary course of its business, and in all events consistent with Applicable Law the terms of the Loan Documents and commercially reasonable servicing practices in the loan servicing industry.

(1.2) "Affiliate" means, (a) with respect to Client, any entity that controls, is controlled by, or is under common control with Client or any trust sponsored by Client or any of its other Affiliates and (b) with respect to Servicer, any entity thatcontrols, is controlled by, or is under common control with Servicer. For purposes of this Agreement, "control" meanspossessing, directly or indirectly, the power to direct or cause the direction of the management, policies or operations of an entity, whether through ownership of voting securities, by contract or otherwise.

(1.3) "Agreement" means this Servicing Agreement, the Exhibits hereto, any Transaction Addendum, and any duly executed amendments thereto.

(1.4) "Ancillary Income" means all income (other than interest and prepayment penalties) derived from the Mortgage Loans (exclusive of the Servicing Fee), including, without limitation, insufficient fund fees, assumption fees, modification fees, fees associated with any repayment plan or forbearance agreement, fees associated with any discounted payoff,fees associated with receiving payments via ACH, pay by phone, bank wire, automatic bank draft, interest on any reserve accounts or Escrow Accounts (but only to the extent that applicable Requirements or the Mortgage Loan Documents do not require that such interest be paid to the applicable Mortgagor), interest and benefits received on anycustodial accounts established for purposes of carrying out this Agreement, and all other incidental fees, as permittedby law.

(1.5) "Applicable Law" means all federal, state and local laws, statutes, rules, regulations and orders applicable to any Loan or ay Party or relating to or affecting the servicing, collection or administration of any Loan, and all requirements of any Regulatory Authority having jurisdiction over a Party with respect to its activities hereunder, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.

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[1] AHP is pending licensure in the state of New York.

(1.6) "Applicable Requirements" means as of the time of reference, with respect to the Mortgage Loans and the subject matter of this Agreement, all of the following: (i) all contractual obligations of Client in any agreement, including withoutlimitation with any insurer or governmental agency with respect to the Mortgage Loans; (ii) the Mortgage Loan Documents; (iii) all federal, state and local legal and regulatory requirements applicable to the servicing of the Mortgage Loans; (iv) any written instructions from Client provided to Servicer; and (v) this Agreement.

(1.7) "ARM" means an adjustable-rate Mortgage Loan that allows the holder of the promissory note secured thereby to periodically adjust the interest rate based on movement in a specified index.

(1.8) "Balloon" refers to a Mortgage Loan the principal of which will not fully amortize before the scheduled maturity ofthat Mortgage Loan.

(1.9) "Business Day" means any day other than (i) a Saturday or Sunday, or (ii) a day on which insured depository institutions in California are authorized or obligated by law to be closed. Unless otherwise indicated, any other reference to "day" refers to a calendar day.

(1.10) "Client" means the controlling owner of certain residential (1-4 family) mortgage loans and/or the holder of certainmortgage Servicing Rights, and is acting for its own account, or on behalf of private and institutional clients, investors or originating lenders (collectively, "Lenders" or "Investors"), and where required, is licensed as a lender, originator, loan servicer, or other entity, and having specific authority to contract with, and direct or otherwise authorize, the Servicer to perform the Services as hereinafter defined.

(1.11) "Confidential Information" includes (a) all information, including Intellectual Property, related to the business of Servicer or Client and any of their respective Affiliates, clients and other third parties, to which Servicer or Client has access, whether in written, graphic or machine-readable form, in the course of or in connection with providing the Services; (b) all notes, analyses and studies prepared by Servicer or any of its Representatives, during the term of this Agreement or anytime thereafter.

(1.12) "Effective Date" means generally, the date first stated above and (b) with respect to any Addendum, the date on which the Parties execute such Addendum, as set forth thereon.

(1.13) "Escrow Accounts" means all funds and accounts at the time of reference held under the related Mortgage Loans by or for Client on behalf of the Mortgagors, Investors or others, including but not limited to: (i) Mortgage Loan trust funds and impound accounts maintained, or controlled by or for Client for the\ purpose of paying, when due, Mortgage Loan related real estate taxes and special assessments, Hazard Insurance premiums, mortgage insurance premiums and ground rents; (ii) P&I collections (including payoff amounts) not yet remitted to the appropriate Investors; (iii) undisbursed loss draft proceeds arising from insured losses to Mortgage Loan collateral, buy-down funds and other unapplied payments; and (iv) all other Mortgage Loan funds held by or for Client in connection with the Mortgage Loanswhich do not constitute Client's corporate funds.

(1.14) "Exit Fee" is synonymous with the Deboarding Fee as defined in Exhibit A attached hereto and incorporated herein.

(1.15) "Exit Related Charges" means those expenses related to deboarding a Mortgage Loan for which an Exit Fee ispayable in accordance with Exhibit A.

(1.16) "Hazard Insurance" means all policies of property insurance insuring against loss or damage to any Mortgaged Premises by fire and other perils, including without limitation all endorsements and riders thereto, and including so- called fire and extended coverage insurance policies, homeowner's insurance policies and flood insurance policies.

(1.17) "Intellectual Property" means all (a) patents, patent applications, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, Internet domainnames, and registrations and applications for the registration thereof together with all of the goodwill associated therewith, (c) copyrights and copyrightable works (including computer programs and mask works) and registrations andapplications thereof, (d) databases, trade secrets, know-how and other Confidential Information, (e) waivable or assignable rights of publicity and (vi) waivable or assignable moral rights.

(1.18) "Interim Servicing Period" means with respect to any Mortgage Loan, the period commencing on the Transfer Date and ending on the related servicing transfer date to a successor servicer, which date shall generally not exceed sixty (60) days.

(1.19) "Late Charges" means a charge with respect to any Mortgage Loan, to be charged to borrowers when allowableunder Applicable Requirements and applicable Loan Documents, when they fail to make a scheduled periodic paymentby the due date or any grace period, if applicable.

(1.20) "Loan Boarding" means the process by which Client submits new Mortgage Loans to Servicer for the purpose of servicing, and the conditional acceptance of such Mortgage Loans by Servicer, depending on factors including, but not limited to, the

completeness of the data submitted with the files. Servicer shall notify Client of the minimum Data Requirements on a Loan Boarding Addendum attached hereto and incorporated herein as Exhibit **B.**

(1.21) "Loan Documents" means (i) the mortgage note, deed of trust note, security deed note or other form of promissory note executed by a Mortgagor and secured by a Security Instrument evidencing the indebtedness of the Mortgagor under a Mortgage Loan (hereinafter "Mortgage Note"), (ii) any deed of trust, security deed, mortgage, security agreement or any other security instrument which constitutes a lien on real estate (or shares of stock in the case of cooperatives) securing payment by a Mortgagor of a mortgage note (hereinafter "Security Instrument"), and (iii) such other documentation identified as required documentation in Exhibit B hereto.

(1.22) "Mortgage", "Mortgages" and "Mortgage Loans" means the residential mortgage loans or pools of residential mortgage loans (including the corresponding Loan Documents) which are identified on one or more Transaction Addendum(s) and are to be serviced by Servicer for Client pursuant to the terms and conditions of this Agreement.

(1.23) "Mortgagor" means one or more mortgagors, trustors of trust deeds and deeds of trust, the grantors of any Mortgages securing a Mortgage Loan and/or the owners of the Mortgaged Premises at the time of reference.

(1.24) "Mortgaged Premises" means the residential (1-4 family) real property that is encumbered by a Security Instrument securing the Mortgagor's obligations under a Mortgage Loan, including all buildings and fixtures on such property and all accessions thereto, including installations of mechanical, electrical, plumbing, heating and air conditioning systems located in or affixed to such buildings, and all alterations, additions and replacements, and any such property following the completion of the foreclosure of the related Mortgage Loan.

(1.25) "Parties" means Client and Servicer, each singularly being a "Party".

(1.26) "Person" means a natural person, partnership (general or limited), corporation, limited liability company, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

(1.27) "Representatives" means Servicer's or Client's officers, directors, employees, agents and subcontractors (and their employees).

(1.28) "Servicing Advances" means any advances for delinquent principal, interest, tax or insurance payments or for property protection expenses or other servicing advances of any type.

(1.29) "Servicing Rights" means the rights and responsibilities with respect to servicing and supervising the Mortgage Loans and the associated Escrow Accounts and Loan Documents.

(1.30) "Servicer" means the Party identified as such in the preamble to this Agreement.

(1.31) "Servicing Fee" means the fee for Services as specified in the relevant Transaction Addendum made a parthereof.

(1.32) "Services" means all services provided by Servicer to Client hereunder and all Work Product.

(1.33) "Transaction Addendum" means each duly executed Addendum to this Agreement regarding the scope ofservices for which Servicer has been retained by Client.

(1.34) "Transfer Date" means, as to a Mortgage Loan, the date on which Servicer commences servicing such MortgageLoan pursuant to the terms of this Agreement.

(1.35) "Trust Account" means that interest bearing bank account into which Mortgagor's payments or principal, interest, taxes andinsurance is deposited.

(1.36) "Trust Check" means a negotiable instrument used to facilitate payment from the Trust Account.

2. SERVICES.

(2.1) Services. Servicer shall, in accordance with Applicable Requirements and Accepted Servicing Practices perform and deliver Services in accordance with the general specifications and requirements as set forth herein and more specifically described in each Transaction Addendum(s) attached hereto from time-to-time. Except as otherwise provided in Section 5 ("Term and Termination")

and Section 30 ("Limitation of Liability of Servicer") if any of the terms or conditions of this Agreement conflict with any of the terms or conditions of any Transaction Addendum, the terms or conditions of such Transaction Addendum will control solely with respect to the Services covered under such Transaction Addendum.

(2.2) Scope of Services. Client hereby engages Servicer to employ commercially reasonable and prudent practices to collect all scheduled payments of principal, interest and applicable deposits of taxes, assessments and other public charges that are generally impounded, Hazard Insurance premiums, and all other items on all Mortgage Loans subjectto this Agreement including the enforcement of specific Lenders' rights of processing demands, processing or coordinating foreclosures, and recording reconveyances/releases using that degree of skill and attention that is customary and usual for institutions which service or administer portfolios of consumers and in accordance with the Applicable Requirements. During the term of this Agreement, Client shall provide Servicer at least five (5) Business Days' notice of its intent to deliver any Mortgage Loans to Servicer pursuant to this Agreement. Client must supply to Servicer all Loan Documents, including but not limited to promissory notes, Deed/Mortgages, modification agreements, forbearance agreements, assignments or any other document affecting condition of title or payment distribution (including payment history and reinstatement) and showing the correct beneficiary needed by Servicer to complete its tasks, including but not limited to, file setup, servicing functions, and tosatisfy regulatory requirements, before servicing functions will be performed, continued, or funds distributed. Upon anyoccurrence that could impact servicing functions, including but not limited to, an assignment of a beneficial interest in the Mortgage Loan or a modification of Mortgage Loan terms, Client must notify Servicer immediately of such occurrence and provide copies of relevant documents before servicing functions will be performed, continued, or funds distributed. Servicer shall follow instructions from Client who represents and warrants that Client is fully, exclusively and solely authorized in all cases, unless specifically otherwise acknowledged and agreed to by Servicer, to direct andauthorize the Servicer to perform the Services in accordance with this Agreement. If the Mortgage Loan is owned by multiple Lenders (a "Multi-Lender Loan"), Servicer shall only follow instructions from Client. A default upon any interestin the Note shall constitute a default upon all interests. Client may determine and direct the actions to be taken on behalf of all Lenders in the event of default or with respect to other matters requiring the direction or approval of Lenders, including but not limited to, designation of brokers, service providers other than Servicer, or others acting on their behalfand the sale, encumbrance or lease of any real or personal properties which may be owned by Lenders as the result of foreclosure or receipt of a deed in lieu of foreclosure, or modification or forbearance of the Mortgage Loans. For theavoidance of doubt, in the event of a conflict between Applicable Requirements and Client's instructions, Applicable Requirements shall control.

In accordance with Applicable Requirements, Servicer shall:

1. Demand, receive and collect all Mortgage Loan payments and maintain a bank account, address, or other electronic or physical facility to which borrowers are instructed to send payments due under the terms of the Loan Documents.
2. Bill, monitor and correctly post all Mortgage Loan payments collected from borrowers to the applicable account, investigating and enforcing delinquencies and defaults on the Mortgage Loans, and accounting for collections on and performance of the Mortgage Loans.
3. Deposit them by the next Business Day into Servicer's clearing account.
4. Manage principal and interest ("P&I") accounts, Escrow Accounts, and related deposit accounts, hold any related custodial deposit accounts associated with receipt, disbursement and accumulation of principal, interest, taxes, hazard insurance, mortgage insurance, etc. as "Trustee" for Client. Any benefit or value derived from the deposits of P&I balances shall accrue to the exclusive benefit of Client. Any benefit or value derived from the deposits of escrow balances shall accrue to the exclusive benefit of Client.
5. Maintain collection procedures for delinquencies and delivering any reports on delinquencies as may be agreed upon by the Parties.
6. Process final payments provided by borrowers on the Mortgage Loans;
7. Provide to Client a monthly report listing any complaints received by Servicer either directly from a consumer or a regulatory authority, with respect to any Mortgage Loan.
8. Notify Client of any action, suit, proceeding, demand or counterclaim that is asserted by a borrower with respect to any Mortgage Loan in which Client is named or which may have a material impact on Client of which Servicer has actual knowledge or has received notice.
9. Cooperate with Client in its annual due diligence checks and review of Servicer and providing due diligence documentation as reasonably requested by Client.
10. Ensure all remittance and cut-off reports to be completed and payments sent by the 20th of every month, or,if the 20th does not fall on a Business Day, then the first Business Day thereafter.

Client acknowledges and agrees that upon Client's authorization of servicing transfers by and between Servicer and another servicing provider, such transfer process will be handled exclusively by Servicer and the other servicing provider, without the need for further authorization(s) by Client.

Client further acknowledges and agrees that certain Mortgage Loans may become inadequately secured by collateralor will be submitted to Servicer for servicing without being secured by any, or adequate, collateral. Client shall indemnify and hold harmless Servicer from any resulting inability to enforce or collect on such Mortgage Loans.

(2.3) Servicing Advances. Servicer shall disburse and, if necessary, advance all Servicing Advances, and all other amounts that are necessary or appropriate to preserve the value of any Mortgaged Property or the priority of the lien of any Mortgage. All Servicing Advances shall be subject to the terms and conditions set forth herein, including Servicer's right of reimbursement for any Servicing Advances made in accordance with this Agreement:

(a) In the event Servicer makes a Servicing Advance during a Remittance Period, Servicer will provide or otherwise make available a monthly report to Client identifying for each Servicing Advance, the date and amount ofthe Servicing Advance, the person paid, the source of funds and the reason for the Servicing Advance;

(b) With respect to each Mortgage Loan, Servicer shall make a Servicing Advance to effect payment ofall taxes, water rates, sewer rents and other charges which are or may become a lien upon the Mortgaged Property orREO Property upon receipt of notice of any failure to pay on the part of the Mortgagor, provided that Servicer shall use best efforts to pay such charges on or before the date by which payment is necessary to preservethe lien status of the Mortgage or avoid any penalties or interest for late payment;

(c) Any Servicing Advances incurred by Servicer, Client, or a successor servicer on or after the applicable Closing Date will be the responsibility of the Client. Notwithstanding anything to the contrary contained herein, if at the end of any Remittance Period, the amount of unreimbursed Servicing Advances exceeds the aggregateamount of Collections due Client, Servicer shall so notify Client and Client shall remit the total amount of such reasonably undisputed shortfall to Servicer no later than ten (10) Business Days following the date of such notice.

(2.4) Other. Servicer shall be responsible for further safeguarding Client's interest in the Mortgaged Premises and rights under the Mortgage Loan by:

(a) Inspecting the Mortgaged Premises in accordance with Applicable Requirements, and performing such other inspections as prudence and sound business judgment dictate;

(b) Notifying Client if Servicer receives written notice of any lien, bankruptcy, condemnation, probate proceeding, tax sale, partition, local ordinance violation, condemnation in the nature of eminent domain or similar event that would, in Servicer's judgment, impair Client's security; and Servicer shall assist Client in undertaking appropriate action to preserve its security;

(c) Notifying Client of any request for a partial release, easement grant, substitution, subdivision or re-subdivision, subordination, alteration, or waiver of security instrument terms, and (if required by Applicable Requirements or if approved by the related Investor) seeking necessary consents to such request;

(d) Notifying client of any change in ownership of the Mortgaged Premises subject to a Mortgage Loan,complying with all instructions of Client with respect to the acceleration or modification of the indebtedness.

(e) Notifying Client following Servicer's receipt of an inquiry concerning, or request for approval of, an assumption and supplying all information in the possession of Servicer, if requested by Client, to facilitate the preparation by Client of any required disclosures. Client, if applicable, will prepare and forward (or arrange for delivery of) all disclosures to the assumptors within the period set by Applicable Requirements and send a copy set of all disclosures to Servicer. With respect to an assumption, Servicer shall have no responsibility or liability regarding disclosures required from Client (or the Investor if other than Lender) or the accuracy of the same, except as set forthin this Section.

(f) If Client (and the related Investor) authorize an assumption subject to qualification of the assumptors and receipt of further documentation, then Servicer shall, upon receipt of a signed contract and an assumption fee from the Mortgagor and proposed assumptors, provide a blank application form for completion by theMortgagor and assumptors, with applicable verification forms to be signed by the proposed assumptors. Upon receiptof the completed application and signed verification forms from the Mortgagor and proposed assumptors, as applicable, Servicer will process the application (i.e., request credit reports and verify all information on the completedapplication) and forward the completed assumption package to Client for further processing. Client will then underwrite the requested assumption, request any required Investor and/or PMI Company, FHA or VA approval, and forward approved assumption to Servicer for final transfer and assumption.

(g) If consent to assumption is denied, Client will prepare a proper denial letter, forward the original denial letter to the Mortgagor, and deliver a copy to Servicer.

(h) Servicer may engage third parties, including affiliated entities, appropriately qualified to fulfill all orany portion of the Services but only in Servicer's (and not Client's) name, provided, however, that Servicer obtain theprior approval

of Client prior to engaging any third party to perform all or a substantial portion of the Services. The terms and conditions of such sub-delegation agreements with third parties shall, unless otherwise agreed to by Clientin writing, correspond to the terms of this Agreement. *Vis à vis* Client, Servicer shall remain fully liable for the performance of the Services in accordance with the terms of this Agreement. Servicer's liability for its own actions orinactions extends to any third parties engaged by Servicer.

(2.5) Analyzed Trust Account Disclosure: Client authorizes Servicer to deposit all funds received in connection with this Agreement into an analyzed trust account at an FDIC insured bank. The analyzed trust account accrues credits that are used to offset bank service charges assessed to Servicer, which provides a financial benefit to Servicer. Any unused credits not used to offset bank service charges will not benefit Client in any manner. All funds received in connection with this Agreement by Servicer on behalf of Client shall not be commingled with any other funds of the Servicer or any other Person.

(2.6) Affiliate Services. Only the Client may request Services and execute Transaction Addendums under this Agreement. Affiliates of Client must execute a separate servicing agreement in order for Servicer to provide Services to such Affiliate of Client.

(2.7) Technical Direction. Servicer will report to and receive technical direction only from such Client employees or officers as may be listed in the applicable Transaction Addendum or as may be designated from time to time by Clientor the applicable Affiliate.

(2.8) Servicer's Personnel. The Services will be performed by Servicer's Representatives or subcontractors. Servicer may assign or subcontract to another entity or Person any of the Services to be performed hereunder. Servicer will remain fully liable for the acts and omissions of its agents and subcontractors as if performed by Servicer.

(2.9) Removal of Personnel. Servicer will maintain staffing levels and continuity of personnel consistent with its obligation to perform the Services. In the event that Servicer provides replacement Representatives for any reason, Servicer will not charge Client for the number of hours required to train the replacement until such Representatives arefamiliar with the particular project, so that such replacement Representatives are capable of performing the Services inaccordance with this Agreement. Notwithstanding the foregoing, however, if Servicer's agents or subcontractors resideat the location of the Client and are subject to general oversight of the Client, and such staff is terminated at the request of the Client without cause, Servicer shall not be responsible for training expenses.

(3.0) Servicing Transfer Notice to Mortgagors. To the extent required by Applicable Requirements, Client shall send, or cause to be sent, to each Mortgagor a letter advising the Mortgagor of the transfer of the servicing responsibilities inconnection with the related Mortgage Loan to Servicer, the form and content of which letters shall be mutually acceptable to Client and Servicer in the exercise of reasonable judgment. To the extent required by Applicable Requirements, Servicer shall send, or cause to be sent, to each Mortgagor a letter advising the Mortgagor of the transfer of servicing responsibilities in connection with the related Mortgage Loan to Servicer, the form and content of which letters shall be mutually acceptable to Client and Servicer in the exercise of reasonable judgment.

3. AGREEMENTS OF CLIENT AND SERVICER.

(3.1) Documentation. Client shall provide (or cause any transferor (former) servicer of any Mortgage Loans to provide)to Servicer, at no cost to Servicer:

(a) Before the applicable Transfer Date, copies of all Loan Documents, as well as all files, documents and records which are reasonably necessary or appropriate for Servicer to receive in order to conduct the servicing of the MortgageLoans in accordance with Applicable Requirements, as indicated in Exhibit B, with it being understood and acknowledged by the Parties that Servicer shall not receive and is not responsible for safeguarding Client's original documents unless Servicer has specifically requested and received the same;

(b) Applicable documentation for each Mortgage Loan to be serviced hereunder, to enable Servicer to convert or audit all required database fields and to continue servicing the Mortgage Loan on Servicer's servicing system, without necessity of special enhancements, optional subsystems or special programming. All such documentation mustbe delivered to Servicer promptly after the related Transfer Date and, in all events, within a reasonable amount of timebefore any Client reporting is due from Servicer. Lender will indemnify and hold Servicer harmless from any loss or damage resulting from non-delivery of such documentation to Servicer on or before the related Transfer Date, except to the extent non-delivery is the result of Servicer's actions or inactions;

(c) if applicable and as soon as possible, a complete and accurate listing of any Mortgage Loans wherethe Mortgage Loan payment is inclusive of a personal or group insurance, in such detail as Servicer may reasonably require, including without limitation the name of the insurance company; type of premium coverage; premium amount;and the name and telephone number of the individual at Client knowledgeable of such coverage;

(d) written evidence (or appropriate electronic data confirming) that a Hazard Insurance policy is in forcefor each Mortgage Loan delivered to Servicer for servicing, allowing Servicer sufficient time, before policy expiration, to notify the Hazard Insurer to send all future notifications to or at the direction of Servicer. Lender will indemnify and hold Servicer harmless from any loss or damage resulting from lapse or insufficiency of Hazard Insurance coverage orinsufficient evidence of coverage delivered to Servicer on or before the related Transfer Date; and

(e) for each Mortgage Loan to be serviced hereunder, all at Client's cost, the transfer of any existing and transferrable real estate tax service contracts and transferable life of loan flood zone determinations to Servicer. In the event that any real estate taxes or assessments in connection with a Mortgage Loan are delinquent at the time of, or would become delinquent if not paid within twenty (20) days after the related Transfer Date, then in no event shall Servicer be responsible hereunder for any penalties or interest resulting from such delinquency, unless due to Servicer's failure to provide the Services in accordance with the terms of the Applicable Requirements and Accepted Servicing Practices.

(3.2) Client Default. If: (i) Client shall fail to pay to Servicer any undisputed sums as and when due and payable to Servicer under this Agreement, whether as compensation, reimbursement or otherwise; or (ii) any secured party holding a security interest shall demand that Servicer pay over to that secured party any sums otherwise payable to Servicer under this Agreement; or (iii) Client shall be in default hereunder in any other material respect; then Servicer shall: (A) be entitled to set off, against its damages, all sums due from Servicer to Client hereunder including monthly remittances; and (B) have and may exercise all other remedies permitted by law for breach of contract.

(3.3) Events of Default. The following shall constitute "Events of Default" hereunder by the relevant Party:

(a) any failure by either Party to make any deposit or payment, or to remit any payment, required to be made under the terms of this Agreement which continues unremedied for a period of three (3) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to either Party; or

(b) failure on the part of either Party duly to observe or perform in any material respect any other of the covenants or agreements set forth in this Agreement which continues unremedied for a period of thirty (30) days afterthe date on which written notice of such failure, requiring the same to be remedied, shall have been given to either Party; or

(c) entry or issuance of a decree or order of a court or agency or supervisory authority having jurisdictionin the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or appointing a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets andliabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against either Party and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;or

(d) consent by either Party to the appointment of a trustee, conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to Servicer orof or relating to all or substantially all of the property of Servicer; or

(e) admission in writing by either Party of an inability to pay its debts generally as they become due, to file a petition to take advantage of any applicable insolvency or reorganization statute, to make an assignment for the benefit of its creditors, or to voluntarily suspend payment of its obligations or take any action in furtherance of the foregoing; or

(f) assignment by either Party of, or an attempt to assign, its rights hereunder or attempts to assign this Agreement or its responsibilities hereunder without the consent of the other Party, except as otherwise expressly permitted by the other terms and provisions of this Agreement; or

(g) any representation or warranty made by the Servicer shall prove to be untrue or incomplete in any material respect and the same could have any adverse material effect on the collection or enforceability of any Mortgage Loan; or

(h) the Servicer creates or otherwise causes any risk of material harm to a borrower (as determined by Client in its sole discretion) and such risk shall continue for more than fifteen (15) days after the earlier of the Servicer obtaining knowledge of such risk and the Servicer receiving written notice of such risk;

(i) the Servicer shall (a) make any amendment or other modification to the Accepted Servicing Practices or (b) make any amendment or other modification to the Accepted Servicing Practices that does not apply generally to the loans in the loan servicing portfolio of Servicer, in each case, without the prior written consent of Client; or

(j) failure by Servicer to maintain licenses, approvals, qualifications and authorizations to do business or service any Mortgage Loans in any jurisdiction where the related borrowers are residents, to the extent required under Applicable Requirements, and such failure continues unremedied for a period of thirty (30) days after the date upon which the Servicer received

written notice of such failure from any governmental authority; or

(k) Any failure on the part of Client to transfer the Loan Documents in accordance with the terms of this Agreement or provide Servicer with missing collateral documents as set forth on a missing document report or have anaction plan in place to secure such documents under the terms of this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shallhave been given to Client by Servicer.

(3.4) Compliance. During the Term of this Agreement, including any extensions hereof, each Party agrees to comply with its obligations under Applicable Requirements as they relate to the Mortgage Loans.

(3.5) No Advances. With the exception of advances required by law to be made by Servicer, and notwithstanding any other contrary provisions herein, the Parties acknowledge and agree that Servicer shall not be required to advance anyof its own funds on behalf of others, within the scope of the Services. For those advances made by Servicer, Client shall reimburse servicer for such advances within seven (7) Business Days of request.

(3.6) Document Custodians / Expenses. Client will select the document custodian and bear the entire cost of establishing and maintaining each document custodian regime required by Client or any other Investor with respect to any of the Mortgage Loans. To the maximum extent permissible under Applicable Requirements, Client will identify each document custodian to Servicer and instruct each custodian to cooperate with reasonable requests of Servicer, especially in connection with requests for documents or information to enable Servicer to process legal matters, including but not limited to foreclosures and releases of paid in full Mortgage Loans.

(3.7) No Recourse to Servicer. Client agrees that in no event shall Servicer be liable for losses incurred by Client or any other Person in connection with the Mortgage Loans serviced hereunder, including without limitation losses incurredin connection with the default or foreclosure of such Mortgage Loans, except in the event of Servicer's gross negligence or willful misconduct.

(3.8) Representations and Warranties. Each Party represents and warrants, with respect to itself as applicable, that as of the date hereof and each Transfer Date, as follows: (i) it is duly formed, validly existing, and has all requisite power and authority to enter into this Agreement and to perform the obligations required of it hereunder, (ii) its execution and performance of this Agreement have been duly and validly authorized by all necessary corporate action, (iii) the execution and performance of this Agreement does not and will not violate its organizational documents, any material contracts, or any Applicable Requirements, (iv) it has complied with, and has not violated, any law, ordinance, requirement, regulation, rule or order applicable to its business or properties, the violation of which reasonably could be expected to materially and adversely affect the Mortgage Loans or its operations or financial condition, (v) that Clientowns the Mortgage Loans, which are valid, existing, and enforceable, or that Client is the lawful holder of the ServicingRights to such valid, existing, and enforceable Mortgage Loans, or that Client is specifically authorized in writing to act on behalf of the individual(s) or entity(ies) that own such Mortgage Loans or the Servicing Rights thereto, in all cases free of any known fraud or wrongdoing. Servicer further represents and warrants that as of the date hereof and each Transfer Date, as follows:

(a) Servicer has performed thorough background checks on all of its employees and agents providing Services under this Agreement. All persons performing Services under this Agreement have passed such background checks and are fully bonded, licensed and otherwise comply with all applicable laws to serve in the capacity to provide the Services under this Agreement. Upon Client's written request from time to time, Servicer shall provide Client with proof of bondability of all persons performing services under this Agreement.

(b) All of the Services provided hereunder by Servicer will be rendered using sound, professional practices and in a competent and professional manner by knowledgeable, trained and qualified personnel.

(c) Servicer will not use any predictive dialer or automatic telephone dialing system or artificial voice/prerecorded message to place calls or messages to any cellular or mobile telephone numbers, unless and until prior express consent is obtained from recipient and recorded. Servicer further represents and warrants that it will not include any telemarketing or sales content in any contact with a borrower under this Agreement.

(d) Servicer has filed all tax returns (federal, state and local) required to be filed by it, such tax returns are true and accurate in all respects, and the Servicer has paid or made adequate provision for the payment of all taxes, assessments and other governmental charges.

(e) Servicer is solvent and there shall not have been commenced by or against Servicer any voluntary or involuntary bankruptcy petition, nor has Servicer made an offer or assignment or compromise for the benefit of creditors.

(f) The Servicer is (i) not required to register as an "investment company" or (ii) an entity controlled by an investment company, in each case, under the Investment Company Act of 1940, as amended.

(g) Servicer shall maintain complete and accurate records and information (which may be in electronic form) that are required to provide the services and to service the Mortgage Loans in accordance with the document retention policy of the Servicer as such policy may be amended, supplemented, restated, replaced, renewed or otherwise modified from time to time and which policy shall at all times comply with Applicable Laws. Servicer shall label or otherwise designate such records as pertaining to Client.

4. SERVICING COMPENSATION

(4.1) In consideration of the services provided by Servicer hereunder, Client shall pay to Servicer a Servicing Fee as identified in the attached Exhibit A.

5. TERM AND TERMINATION.

(5.1) This Agreement shall begin on the date first set forth above as the Effective Date. The appointment of Servicer hereunder shall continue until each Mortgage Loan is paid in full, servicing is transferred, or 30 days after either Partyto this Agreement gives written notice or email notice to the other of its intent to terminate this Agreement. On an individual Mortgage Loan basis, this Agreement shall terminate as to that Mortgage Loan when any of these events occur: (a) payment in full of the Mortgage Loan and reconveyance of the related Security Instrument securing the related Mortgage Loan; (b) 30 days' written notice by Servicer to Client; (c) 30 days' written notice by Client to Servicer(unless a shorter period of time is permitted under certain circumstances as provided in this Agreement or applicable law); or (d) valid and authorized service transfer to a successor mortgage servicer; (e) recordation of a Trustee's Deedor Sheriff's Deed following a foreclosure of the Mortgage Loan. All rights and authority under this Agreement shall continue upon written authorization by the Client for Servicer to handle the property management and property liquidation resulting from foreclosure.

(5.2) Upon termination of this Agreement in its entirety or as to any one Mortgage Loan, Servicer shall deliver to Clientall of Client's funds (or if terminated only as to certain Mortgage Loan(s), all of Client's funds relating to such MortgageLoans), less any undisputed funds owing to Servicer. Upon termination of all Mortgage Loans or a terminated Mortgage Loan, Client shall reimburse Servicer for any outstanding advances made within fifteen (15) days upon written demand by Servicer to Client.

(5.3) If Client terminates or transfers servicing on any of the Mortgage Loans subject to this Agreement to another party or servicer other than Servicer, Client must first pay in full all undisputed servicing and related fees due Servicer and an additional transfer or deboarding fee as set forth in Exhibit A hereto, then Servicer will create and send the corresponding RESPA "goodbye" letters, customary reports, and transfer relevant escrow/impound amounts. Additional requests may be subject to customary and reasonable additional charges. This transfer or deboarding fee does not apply to Mortgage Loans that are paid off or sold by Client with the servicing to remain with Servicer. If any Mortgage Loan being serviced by Servicer is government regulated, then Servicer will only transfer beneficial interest in the Mortgage Loan and/or servicing to a Lender and/or servicer meeting the regulatory requirements. Servicer's compensation in any area is subject to change upon 30 days written notice to Client provided fees shall not increase by more than 3% for any annual period; Client may avoid changes by terminating this Agreement, and subject to the terms and conditions of any other agreement between the Parties, in writing at any time during said 30-day period, and Client shall not be liable for the foregoing transfer fee. Invoices to Client for Services provided by Servicer, or arranged through Servicer, are due upon receipt and payable within 15 days, after which time they will be considered delinquent and subject to a 5% past due charge; provided, however, that if Client disputes any amounts reflected in such invoices, Client and Servicer agree to work together in good faith to resolve such disputes. If Client's account becomes delinquent, all activities of Servicer on behalf of Client may cease.

(5.4) Servicer's Right of Interpretation. In accordance with various and changing State and/or Federal Laws, State and/or Federal Case Law, and Servicer's interpretation of such laws through its legal counsel and following proper procedures and risk assessment, Servicer reserves the right to: (a) determine how any advances and/or late charges are assessed and to adjust all unpaid late charges or assessments of late charges accordingly; (b) apply the default interest rate only after the foreclosure has been recorded on owner occupied Mortgage Loans, and apply the default interest rate normally after the foreclosure has been recorded on non-owner occupied Mortgage Loans; or (c) determinethe interpretation and application of other terms and conditions of the Note. By continuing to hire Servicer to service the Mortgage Loan, Client agrees that Servicer may decline to enforce certain provisions of the Note as noted above. By declining enforcement of certain provisions, Servicer may effectively waive those provisions on behalf of Client. Client agrees to such waiver by continual hire of Servicer and shall have no cause of action against Servicer due to Servicer's determination not to act in accordance with this section. If Servicer determines that a Mortgage Loan is predatory in nature, or the Mortgage Loan does not comply with federal or state requirements, or at any time during servicing of the Mortgage Loan becomes predatory in nature or does not comply with federal or state requirements, Servicer can refuse to accept the Mortgage Loan for servicing or can cancel any existing servicing or functions by Servicer related to the Mortgage Loan as provided above by giving thirty (30) day's written notice. Servicer reserves the right not to pursue or continue any collections activity or foreclosure on any asset it services if Servicer reasonablybelieves that such collection, foreclosure, or the terms and conditions provided or established by Client, will violate Applicable Requirements.

6. LOAN DOCUMENTS.

Client or its custodian shall retain custody of the original Note and Deed of Trust or Mortgage for the Mortgage Loans (or assignment thereof) unless Servicer is specifically authorized by Client and agrees to retain such documentation. If Servicer is required by Applicable Requirements to maintain custody of the original Note and Security Instruments for the Mortgage Loans (or assignment thereof), there will be an additional fee payable to Servicer for this service as set forth in.

7. POWER OF ATTORNEY. Exhibit A

Concurrent with the signing of this Agreement, Client will deliver a fully executed, notarized Power of Attorney in the form attached hereto as Exhibit C, naming Servicer as Client's attorney-in-fact to take any action and execute any instruments or documents that Servicer may deem reasonably necessary or advisable to service the Mortgage Loans.

8. DELINQUENT LOAN PROGRAM SPECIFIC FUNCTIONS.

(8.1) Servicer shall continuously from the Transfer Date and in accordance with industry standards and applicable laws, rules and regulations:

(a) issue monthly statements to the Mortgagor on each Mortgage Loan directing loan repayment to Servicer;

(b) make regular collection calls to the Mortgagor as allowable under Applicable Requirements;

(c) issue Late Notices calculating in any late fees due;

(d) issue Final Notices warning of the possibility of foreclosure if payment is not received;

(e) obtain property values and title information as agreed upon with the Client;

(f) on Mortgage Loans that do not use the Optional Escrow/Impounds service, notify Client of any known, actual or pending ineffectiveness of insurance on Mortgage Loans for which Client has related insurance coverage, andfor which Client files or has filed a Loss Payee Notice with the insurer listing both Client and Servicer for notice, however Servicer will not provide forced placed insurance, but can refer Client to an independent insurance provider for direct placement, and Servicer is not responsible for the consequences of any nonpayment of insurance;

(g) on Mortgage Loans that do not use the Optional Escrow/Impounds service, receive notices of property tax delinquencies and notify Client of any known nonpayment of taxes if Client has signed up for a tax monitoring service and listed Client and Servicer for notices of nonpayment of taxes, however Servicer is not responsible forthe consequences of any non-payment of taxes;

(h) use active collection efforts including outgoing collection calls at least three times at different hours on differentdays each month as needed to contact Mortgagor (unless satisfactory arrangements have been made), skip trace,letters of understanding, facilitate loan modification agreements at direction of Lender, facilitate forbearance agreements at direction of Lender, facilitate short payoffs at direction of Lender, facilitate short sale coordination at direction of Lender, as mutually agreed;

(i) coordinate bankruptcy relief and legal issue resolution through the attorney of Client's if the option to do so is selected by Client, and otherwise through the attorney selected by Servicer. To the extent Client has chosen the option of handling bankruptcy matters through the attorney selected by Servicer, and without limiting Servicer's other responsibilities to Client if such option is selected by Client, Servicer shall: (i) ensure that all proofs of claim, objections to plan confirmation, and all bankruptcy action that adversely impact the Client's claim and lien on the Mortgaged Loans are timely filed, defended and/or prosecuted by Servicer and/or its attorney;(ii) keep Client informed on the status of the bankruptcy action and timely provide copies of all motions, plans of reorganizations, and adversary proceedings that impact the Client's claim; and (iii) obtain Client's prior written consent prior to the commencement of any litigation in bankruptcy (i.e., adversary proceeding) against the borrower.

(j) address known city/municipal notices and issues as agreed;

(k) manage property preservation and securing as mutually agreed by Client and Servicer;

(l) coordinate REO property management, evictions and property sale through the attorney of Client's if the optionto do so is selected by Client, and otherwise through the attorney selected by Servicer;

(m) issue payoff demands, and beneficiary statements;

(n) demand, receive and collect all loan payments, deposit them by the next Business Day into Servicer's Trust Account and upon sufficient time to clear funds, transfer by bank wire (ACH) or check Lender's and/or Client's share of such funds (net proceeds) in accordance with instructions provided to Servicer, normally within ten (10) days of receipt or upon sufficient time to clear funds (but not more than twenty-five (25) days from the time funds have been cleared);

(o) issue annual income tax statements (1098. 1099-INT, 1099-C or other requisite year-end tax documentation)to all Mortgagors and Lenders;

(p) answer Mortgagor inquiries, demands and requests;

(q) execute and deliver on Client's behalf and in Client's name any documents necessary or convenient for the exercise of any rights or duties which Client may have under the Security Instruments, including but not limited topreparing and issuing Requests for Reconveyance or Release, recording a Full or Partial Reconveyance or Release and Beneficiary Statements as permitted by law;

(r) convey Payoff Demands within two (2) Business Days of receipt by Servicer to Client for written or email approval, and if Client's written or email approval is not received by Servicer within the following two (2) BusinessDays, Servicer shall possess the right to assume the Payoff Demand to be correct and accept it; and

(s) with the consent of the Client, Servicer shall process foreclosures, bankruptcies and other legal filings to the attorney of Client's, if the option to do so is selected by Client, and otherwise to the attorney selected by Servicer,and provide Client with copies of the notice of default (if appropriate) and the notice of sale or other applicable legal filings filed by Servicer, and will have authority to act on behalf of the Client or Lenders to execute all foreclosure documents including, but not limited to, Substitution of Trustee. Servicer may produce a copy of this Agreement as evidence of its authority. When Mortgage Loans submitted as delinquent are brought current, theywill automatically be switched to the Performing Loan Program.

(8.2) Servicer will continue to account for any, and all, payments it actually receives on any such delinquent Mortgage Loans and shall otherwise continue to perform the other Services hereunder with respect to any such delinquent Mortgage Loans. Client will notify Servicer, in writing, of any Mortgage Loans which are charged-off loans on the books of Client.

9. PERFORMING LOAN PROGRAM SPECIFIC FUNCTIONS.

(9.1) Mortgage Loans that are new or performing on the applicable Transfer Date will be started under the Performing Loan program. If required information is supplied and associated fees are paid, Servicer shall:

(a) on Mortgage Loans that do not use the Optional Escrow/Impounds service, notify Client of any known, actualor pending ineffectiveness of insurance on Mortgage Loans that Client has related insurance coverage, and Clientfiles a Loss Payee Notice with the insurer listing both Client and Servicer for notice, however Servicer will not provide forced placed insurance, but can refer Client to an independent insurance provider for direct placement, and Servicer is not responsible for the consequences of any nonpayment of insurance;

(b) on Mortgage Loans that do not use the Optional Escrow/Impounds service, receive notices of property tax delinquencies and notify Client of any known nonpayment of taxes if Client has signed up for a tax monitoring service and listed Client and Servicer for notices of nonpayment of taxes, however Servicer is not responsible forthe consequences of any non-payment of taxes;

(c) attempt at least once to contact Mortgagor at any of the phone numbers in Servicer's file if Mortgage Loan is over 15 days delinquent (unless satisfactory arrangements have been made). Mortgage Loans under thePerforming Loan program that do not make payments for 1 month will automatically be switched to the DelinquentLoan Program when they miss the periodic payment, and present and past due uncollected servicing fees and theDelinquent Loan Program servicing fees will be charged.

10. OPTIONAL ESCROW / IMPOUNDS SERVICE.

(10.1) Escrow Generally. To the extent required by the Loan Documents, Client may request Servicer to provide the following property insurance and property tax monitoring service for first position Mortgage Loans in accordance with the fees structure set forth in **Exhibit A** hereto. This fee will be added to the monthly loan servicing fee and prorated tothe respective Lenders, if appropriate. If this optional service is requested in writing or by email by Client and acceptedin writing or by email by Servicer, and if all required information is supplied as reasonably required by Servicer, and associated fees arepaid, when the Mortgagor's monthly payment includes amounts for the payment of insurance and/or property taxes, Servicer will collect and hold those proceeds in a non-interest bearing trust account insured by the Federal Deposit Insurance Corporation and disburse the scheduled payments to the respective authority as scheduled. Any funds remaining in the account after full repayment of the Mortgage Loan shall be released

to the Mortgagor in accordance with Applicable Requirements. Servicer accepts no responsibility for the consequences of incorrect information supplied by Client or Lender. Servicer is not responsible for the consequences of any non-payment of insurance or property taxes. If any interest on the balances aggregated is required by Applicable Requirements to be paid to the Mortgagor for impoundingMortgagor's monies, Client will be responsible to pay such interest on demand by Servicer. If a Mortgagor's escrow funds are insufficient to pay insurance and/or property taxes, Client shall immediately advance to Servicer's designatedescrow or trust account funds sufficient to cover the shortage; Client's failure to do so may jeopardize Client's lien position due to the failure of insurance and/or property taxes, and Servicer accepts no responsibility for Client's failureto make such an advance provided such failure was not the result of an act or omission of Servicer or its agents, employees or vendors. Whenever possible, Client's advance will be recovered from Mortgagor's subsequent paymentsinto escrow for insurance and/or property taxes proceeds.

(10.2) Insurance and Taxes. If the Mortgagor's monthly payment does not include amounts for the payment of insurance and/or property taxes, it is the responsibility of the Client to: a) verify insurance coverage annually and send copies of insurance coverage to the Servicer, however Servicer is not responsible for the consequences of any non- payment of insurance; b) check for payment of taxes annually or use a tax monitoring service; Servicer may receive notices of property tax delinquencies and notify Client of any known nonpayment of taxes if Client has signed up for atax monitoring service and listed Client and Servicer for notices of nonpayment of taxes, however Servicer is not responsible for the consequences of any non-payment of taxes. Servicer accepts no responsibility for the consequences of incorrect information supplied by Client.

11. INTERIM SERVICING.

(11.1) Interim Servicing Period. During the Interim Servicing Period, Servicer shall service the Mortgage Loans in accordance with Applicable Requirements. Client shall be, or shall cause the successor servicer to be, responsible forthe payment of the Servicing Fee, as designated in Exhibit A, during the Interim Servicing Period. Within 30 days of theTransfer Date, Client shall designate in writing a successor servicer and assign a service transfer date for service transfer to a successor servicer. On the date so designated by Client, Servicer shall deliver the related Loan Documentsto the successor service in the same form and content as the Servicer received from Client on the related Transfer Date.

(11.2) Subsequent Transfer. In the event that Client is unable to direct or otherwise facilitate a Mortgage Loan's transferto a successor servicer, or a Loan is otherwise unable to be transferred to a successor servicer in compliance with Applicable Requirements for whatever reason, within 30 days of the Transfer Date, Servicer will begin servicing the Loan in accordance with Applicable Requirements and subject to Servicer's delinquent or performing loan program, as applicable, including billing as designated in Exhibit A hereto in addition to any Servicing Fees billed for the Interim Servicing Period.

(11.3) Interim Servicing Document Retention. If by the time of de-boarding with Servicer any required Loan Documentsremain outstanding, additional charges may apply for document recovery pursuant to the fee schedule established in Exhibit A.

(11.4) No Minimum Volume. Servicer requires no minimum volume of Mortgage Loans for participation in Servicer's interim servicing program.

12. NO ADDITIONAL OBLIGATION OF SERVICER.

Client acknowledges that Servicer has no obligation, other than described elsewhere in this Agreement, to make any payment (other than the forwarding of a Mortgagor's payment) to or on behalf of Client, to senior liens or to otherwise protect or enforce the Client's security or rights hereunder. In the event any payment collected for the benefit of Clientis returned NSF or uncollectible in Servicer's Trust Account, Client will within five (5) days upon notification from Servicer, return Servicer's uncashed Trust Check, or within 5 days reimburse Servicer's Trust Account the amount of funds returned NSF or uncollectable. In no event is Servicer obligated to cover or make good Mortgagor's shortages inServicer's Trust Account. Servicer is hereby authorized to place a "Stop Payment" on Client's Trust Check from Serviceror reverse any ACH (Electronic Funds Transfer) whenever the representing funds, if in the amount of one thousand dollars ($1,000) or greater, are returned NSF or uncollectible in Servicer's Trust Account. Servicer may deduct such shortage amounts resulting from NSF or uncollectible amounts from any proceeds due Client or Lenders if Client fails to return the amount determined to be NSF or uncollectable within five (5) days of notice as described herein above. Servicer is not liable for any losses related to loan adjustments from variable rate, HELOC, or other similar type loans,or changes in loan terms due to modification, unless notified in writing by the Client of the adjustment. Changes shall become effective no sooner than two weeks after this notification is received by Servicer. Servicer does not offer seniorlien monitoring but can refer Client to an independent service provider. Client is responsible on junior liens for verifying insurance coverage and tax payments with senior liens. It is the responsibility of the Client to track maturity dates and,if desired, request Servicer to prepare a Maturity Notice (at the end of the Mortgage period) to the Mortgagor for a fee.It is the responsibility of the Client to periodically monitor Mortgage Loan data, Mortgagor payments and servicing activity by reading the monthly report sent by Servicer. If Client requires or requests additional reporting beyond what is provided by Servicer using its standard reporting and web login, there will be additional reasonable charges for setup, custom report templates, programming, maintenance, and regular distribution of such information.

13. INDEMNIFICATION.

(13.1) Indemnification by Servicer. Servicer shall indemnify, defend and hold Client and its Representatives, Affiliates,successors and assigns harmless from any and all claims, demands, causes of action, losses, damage, fines, penalties, liabilities, costs and expenses, including reasonable attorney's fees and court costs, sustained or incurred by Client byreason of or arising directly from third party claims that were caused by or resulted from the Servicer's malfeasance, willful misconduct, gross negligence, breach of Servicer's representations and warranties in this Agreement, or a failureby Servicer to act in compliance with the terms of this Agreement, Applicable Requirements, and/or Accepted Servicing Practices, except where Servicer's actions or omissions were pursuant to a directive of Client or were affected by a failure of Client or any prior servicer, subservicer, owner or originator of a Mortgage Loan to comply with Applicable Requirements. Servicer shall have no obligation to correct anyerrors or omissions of an originator or prior servicer of a Mortgage Loan unless specifically requested to do so in writingby Client, and then only if the Parties, negotiating in good faith, can agree in writing on a reasonable fee for such service. The foregoing indemnification shall survive the termination of this Agreement.

(13.2) Indemnification by Client. Client shall indemnify, defend and hold Servicer and its Representatives, vendors, Affiliates, successors and assigns harmless from any and all claims, demands, causes of action, losses, damage, fines,penalties, liabilities, costs and expenses, including reasonable attorney's fees and court costs, sustained or incurred by Servicer by reason of or arising directly from third party claims or actions that were caused by or resulted from (A) any actions or omissions in respect of any Mortgage Loan or property of any prior servicer, subservicer, owner or originator of a Mortgage Loan or property, (B) taking any action, or refraining from taking any action, with respect to any Mortgage Loan or property, that results from the malfeasance, willful misconduct or gross negligence of Client, Client's sub servicers, contractors, or agents, or from the failure of the Client to provide Servicer the necessary Loan Documents in order to allow Servicer sufficient time to timely process satisfactions, payoffs and releases, or to otherwise comply with Applicable Requirements, (C) Servicer's reliance on the authority of Client to direct the activity of Servicer within the scope of this Agreement, and/or (D) Client's failure to observe or perform any of Client's covenants, agreements, or representations contained in this Agreement, and (E) Client's failure to comply with its regulatory obligations following Client advising Servicer that such regulatory obligation is outside the scope of the Servicer's Services. The foregoing indemnification shall survive the termination of this Agreement.

14. TENDER OF DEFENSE.

(14.1) Each Party's obligation to indemnify the other hereunder with respect to any claim of a Mortgagor, Investor or other third party shall be conditioned upon the following: (i) the Party seeking indemnity (the "Indemnitee") shall give to the Party from whom indemnity is sought (the "Indemnitor") prompt written notice of any such claim and shall provide such detail as the Indemnitor may reasonably require; (ii) the Indemnitee shall reasonably cooperate in the defense ofsuch action; (iii) the Indemnitor shall have full control and authority to retain counsel of its choice, defend and settle any such action or claim at its sole expense provided, however, that where the settlement is for more than monetary relief alone, the Indemnitor shall not have the right to bind Indemnitee to a settlement agreement, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, under which a) the Indemnitee will be required to make an admission of wrongdoing; or b) an admission of wrongdoing by Indemnitor on Indemnitee's behalf could be reasonably inferred or construed.

(14.2) No provision of, or the exercise of any right(s) under this Section shall limit the right of any Party in appropriate circumstances to: (i) exercise self-help remedies such as set-off; (ii) foreclosure against any real or personal property collateral; (iii) obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from any court having jurisdiction before, during or after the pendency of any arbitration. The existence of this provision or the institution and maintenance of an action for provisional remedies or pursuit of provisional or ancillary remedies or the exercise of self-help remedies shall not constitute a waiver of the right and obligation of any Party to submit a controversy or claim between the Parties to arbitration. This provision is a material inducement for Parties entering intothis Agreement.

15. LICENSES AND DATA STORAGE.

(15.1) Servicer represents and warrants to Client that it, any agent, employee, or any vendor hired by Servicer, holds all required and applicable federal, state and/or local licenses, certificates and other permits as may be necessary to conduct the activities required by its engagement and this Agreement and that the Servicer's performance of such Services will not conflict with or violate any applicable agreement, law or regulation applicable to the Servicer. Servicerfurther represents and warrants to Client that it is not subject to any court or administrative judgments, orders, injunctions and/or rulings which would have a material adverse effect on its ability to service the Mortgage Loans and perform under this Agreement. Servicer further represents and warrants to Client that neither the Servicer nor any of its directors, officers or principals have been sued by any of the Servicer's present or former clients, partners, co- ventures or other Persons and that the Servicer is not involved in any litigation which if resolved adversely to the Servicer would have a material negative impact on its ability to perform its obligations hereunder. Client represents and warrants to Servicer that it, any agent, employee, or any vendor hired by Client, holds all required and applicable federal, state and/or local licenses, certificates and other permits as may be necessary to conduct the activities required for Client to receive payments and proceeds collected by Servicer.

(14.2) Data. Servicer shall maintain (a) off site backup storage for the data files used in connection with the Services provided under this Agreement and (b) customary security to protect Client's proprietary information.

16. INDEPENDENT CONTRACTOR.

At all times during the term of this Agreement, Servicer shall be an independent contractor and not an employee of Client. Client shall have the right to control Servicer only pursuant to this Agreement. Client shall not have the right to control the means by which Servicer provides its Services and carries out its duties pursuant to this Agreement. Servicershall, at its sole cost and expense, furnish all facilities, materials and equipment that may be required for furnishing Services pursuant to this Agreement, unless otherwise specifically agreed to by Client. Nothing contained in this Agreement shall constitute Servicer and Client as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity.

17. SERVICER NOT AGENT.

Except as otherwise provided herein or as Client may specify in writing, Servicer shall have no authority, express or implied, to act on behalf of Client in any capacity whatsoever as an agent. Except as otherwise provided herein or as Client may specify in writing, Servicer shall have no authority, express or implied, to bind Client to any obligation whatsoever.

18. EQUAL EMPLOYMENT OPPORTUNITY.

During the performance of this Agreement, Servicer agrees as follows:

(17.1) Servicer shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin or mental or physical disability. Servicer shall ensure that applicants are employed and that employees are treated during employment without regard to their race, color, religion, sex, national origin, or mental orphysical disability. Such actions shall include, but not be limited to the following: employment upgrading, demotion or transfer, recruitment or recruitment advertising, layoff or termination, rates of pay or other forms of compensation and selection for training, including apprenticeship. Servicer agrees to post in conspicuous places, available to employeesand applicants for employment, a notice setting forth provisions of this non-discrimination clause.

19. INSURANCE.

(19.1) The Servicer shall carry workers compensation insurance as required by law for the protection of its employeesduring the progress of the work.

(19.2) The Servicer will maintain, at its own expense, a blanket Fidelity Bond and an errors and omissions insurance policy, with broad coverage with a qualified insurer on all officers, employees or other Persons acting in any capacity with regard to the Mortgage Loans to handle funds, money, documents and papers relating to the Mortgage Loans. The Fidelity Bond and errors and omissions insurance will be in the form of the Mortgage Banker's Blanket Bond and will protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissionsand negligent acts of such Persons. Such Fidelity Bond and errors and omissions insurance policy will also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section requiring the Fidelity Bond and errors and omissions insurance policy diminishes or relieves the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy will be at least equal to the corresponding amounts required in the Fannie Mae Guide. Upon request of the Client, the Servicer will cause to be delivered to the Client a certified true copy of the Fidelity Bond and errors and omissions insurance policy and a statement from the surety andthe insurer that such Fidelity Bond and errors and omissions insurance policy will in no event be terminated or materially modified without thirty (30) days' prior written notice to the Owner.

(19.3) The Servicer will maintain a Broad Form Commercial General Liability Insurance (including Products /Completed Operations, Contractual, and Broad Form Property Damage coverage) in the amount of One Million ($1,000,000) Dollars.

(19.4) The Servicer will maintain an Errors and Omissions Insurance (including Technical Errors and Omissions Insurance as appropriate) in the amount of One Million ($1,000,000) Dollars.

(19.5) Such policies shall be with an insurance carrier(s) rated at least "A" by A.M. Best.

Upon the request of Client, Servicer shall cause to be delivered to Client a certificate of insurance evidencing coverages outlined in Sections 19.3 and 19.4.

20. COMPLIANCE WITH ALL LAWS.

Servicer shall be knowledgeable of and comply with all local, state and federal laws, rules and regulations that may apply to the performance of the Services under this Agreement.

21. GOVERNING LAW.

This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois.

22. WAIVER OF BREACH.

No waiver of any of the terms of this Agreement or any Transaction Addendum will be valid unless in writing and designated as such. Any waiver by any Party or a breach of any provision of this Agreement shall be in writing and willnot operate as or be construed to be a waiver of any other breach of such provision or any other provision of this Agreement will not be considered a waiver or deprive any Party of the right thereafter to insist upon strict adherence tothat term or any other term of this Agreement. In addition, in granting any waiver, the waiving Party will exercise its bestefforts to ensure that all Parties continue to have substantially equivalent rights, benefits, privileges, duties and responsibilities. Any forbearance or delay on the part of either Party in enforcing any of its rights under this Agreementwill not be construed as a waiver of such right to enforce same for such occurrence or any other occurrence.

23. CONFIDENTIAL INFORMATION; SOLICITATION.

(23.1) The Servicer acknowledges and agrees that Client and its Affiliates possess and will possess information, whether or not in writing or other tangible form, that is disclosed to or learned by Servicer as a consequence of or through performance of the Services, whether or not related to the Servicer's specific work that is non-public information important to Client's business, including the names and addresses of the Mortgagors ("Confidential Information"). As used herein, "Applicable Privacy Law" means the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801-6827, *Interagency Guidelines Establishing Information Security Standards*, 12 C.F.R. Part 570, the California Financial Information Privacy Act (California Financial Code Section 4050 et seq.), the California Consumer Privacy Act of 2018 ("CCPA"), the requirements imposed upon "service providers" pursuant to the National Credit Union Administration's Guidelines For Safekeeping of Member Information (12 CFR 748), and other applicable law regarding privacy.

(23.2) Servicer will take all of the following measures to protect the confidentiality of the Confidential Information in accordance with Applicable Privacy Law:

(a) Servicer will not disclose any of Client's Confidential Information except as required by Applicable Requirements, with the prior authorization of Client, or as permitted under this Agreement and the Mutual NDA previously executed between the Parties.

(b) Servicer will safeguard Client's Confidential Information with the same degree of care to avoid unauthorizeddisclosure as it uses to protect its own Confidential Information of a similar nature, but in any event, no less than commercially reasonable care, which necessarily includes the care required by Applicable Privacy Law.

(c) Servicer will not use (or assist or permit any other Person to use) any of the Confidential Information for any purpose other than in furtherance of the performance of its duties as Servicer.

(e) Servicer will maintain all consumer information subject to Applicable Privacy Law in accordance with standards required by Applicable Privacy Law.

(f) Servicer will ensure that only Servicer personnel with a "need to access" Client's Confidential Information in order to perform Servicer's contractual obligations to Client will in fact have access to such Confidential Information.

24. EXECUTION IN COUNTERPARTS.

This Agreement and any addendum, exhibit or schedule hereto may be executed in any number of counterparts and by different Parties hereto in separate counterparts each of which when so executed and delivered shall be deemed tobe an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement may also be executed and delivered by way of facsimile or email. Photo static copies of this Agreement have the same force and effect as an original of this Agreement.

25. INTEGRATION AND MODIFICATION.

This Agreement constitutes the entire agreement of the Parties. No other agreement, oral or written, pertaining to the work to be

performed under this Agreement shall be of any force or effect unless it is in writing and signed by both Parties. Any work performed that is inconsistent with or in violation of the provisions of this Agreement shall not be compensated. This Agreement may be modified only by a written agreement signed by each of the Parties hereto.

26. SEVERABILITY; INTERPREATION.

If any provision of this Agreement is held to be invalid or unenforceable under any applicable statute or rule of law, thenthat provision shall be curtailed and limited only to the extent necessary to bring said provision within the legal requirements and this Agreement as so modified shall continue in full force and effect. No provision of this Agreementshall be construed against or interpreted to the disadvantage of any Party hereto by any court or other authority by reason of such Party having or being deemed to have structured, dictated or drafted such provision.

27. HEADINGS.

The headings of the various sections and paragraphs of this Agreement have been inserted for convenience and reference only and shall not be deemed to be part of this Agreement.

28. NO PUBLICITY; DISSEMINATION OF INFORMATION.

Without the prior written consent of Client, Servicer agrees not to disclose the identity of Client or its Affiliates or any of their directors, officers, managers, employees, vendors or agents as a customer or prospective customer of Servicer, or the existence or nature of this Agreement. Neither the Servicer nor Client, nor their respective Representatives, shall disseminate any oral or written advertisement, endorsement or other marketing material relating to each other's activities under this Agreement without the prior written approval of the other Party. No Party hereto will use the name, mark, or logo of the other Party in any advertisement or printed solicitation without first having prior written approval of the other Party. The Parties hereto shall take reasonable efforts to ensure that its vendors shall not disseminate any oral or written advertisement, endorsement or other marketing materials referencing or relating to the other Party without that Party's prior written approval. Further, the Servicer will not use the information relating to any borrower of the Client in any oral or written advertisement, endorsement or other marketing materials.

29. LITIGATION RESPONSE COSTS.

Except at otherwise provided in Sections 13 and 14, if Servicer is served with a Summons and Complaint which requiresServicer to appear in person and/or give testimony on behalf of Client for any legal action against Client, Servicer is to be reimbursed for any reasonable litigation response costs, fees and expenses, including, but not limited to, hotel, airline, meals and car rental consistent with Clients travel and expense policies. Servicer is to be paid $150.00 per normal business hour from the Servicer's main office per employee needed. Client shall not be responsible for any such costs and fees if the appearance is a result of or related to Servicer's activity that was not a direct result of Client's instructions or not within the scope of the Servicer's Services contemplated under this Agreement. Servicer shall provide in writing to Client a detailed invoice outlining all items and charges to be paid by Client.

30. LIMITATION OF LIABILITY OF SERVICER.

Under no circumstances will either Party be responsible for any indirect, incidental, special, punitive, or consequential damages. Except to the extent the validity of the Mortgage Loan is adversely affected by Servicer or its Representatives,Servicer is not responsible to Client, its successors, assigns, Lenders, or any other third party for the validity of the Mortgage Loan submitted by Client, including without limitation, (a) the Loan Documents, including notes, deeds/mortgages, or assignments, (b) whether the Mortgage Loan is a valid, enforceable or existing lien on the property, (c) the enforceability of the Mortgage Loan against the Mortgagor, (d) or any regulatory compliance or violation of any other state or federal laws, including without limitation the Real Estate Settlement Practices Act and the Truth- in-Lending Act that occurred before the transfer of Servicing Rights and obligations to Servicer. The foregoing shall not apply in the event of a party's gross negligence or willful misconduct or violation of Applicable Requirements.

31. FORCE MAJEURE.

If any Party anticipates being unable or is rendered unable, wholly or in part, by an extreme and unexpected force outside the control of such Party (including, but not limited to, act of God, legislative enactments, strikes, lock-outs, riots, acts of war, epidemics, fire, communication line or power failure, earthquakes or other disasters) to carry out its obligations under this Agreement, that Party shall give to the other Party in a commercially reasonable amount of time written notice to that effect, the expected duration of the inability to perform and assurances that all available means will be employed to continue and/or restore performance. Upon receipt of the written notice, the affected obligations of the Party giving the notice shall be suspended so long as such Party is reasonably unable to so perform and such Party shall have no liability to the other for the failure to perform any suspended obligation during the period of suspension; however, the other Party may at its option terminate this Agreement.

32. NOTICE.

Except as otherwise provided herein, all notices required under this Agreement shall be in writing and delivered personally or by facsimile, email or by overnight delivery service or by first class mail, postage prepaid, to each Party at the address listed below. Either Party may change the notice address by notifying the other Party in writing. Notices shall be deemed received upon receipt, electronic confirmation of delivery as to facsimile or email notices, or Three (3)days after deposit in the U.S. Mail, whichever is applicable.

If to Servicer:

AHP Servicing LLC
440 S. LaSalle St, Suite 1110
Chicago, IL 60605

If to Client:

Skid Row AHP LLC
Legal@ahpservicing.com

33. WAIVER OF JURY TRIAL.

(33.1) Any dispute, controversy or claim arising out of or relating in any way to this Agreement including without limitation any dispute concerning the construction, validity, interpretation, enforceability or breach of the Agreement, shall be exclusively resolved by binding arbitration upon a Party's submission of the dispute to arbitration. In the event of a dispute, controversy or claim arising out of or relating in any way tothis Agreement, the complaining Party shall notify the other Party in writing thereof. Within thirty (30) days of such notice, management level Representatives of both Parties shall meet at an agreed upon locationin Chicago, Illinois or by video conference to attempt to resolve the dispute in good faith. Should the disputenot be resolved within thirty (30) days after such notice, the complaining Party shall seek remedies exclusively through arbitration. The demand for arbitration shall be made within a reasonable time after theclaim, dispute or other matter in question has arisen, and in no event shall it be made after the passage of astatute of limitation, prescriptive period or deadline in this agreement. The arbitration shall be conducted by one arbitrator. If the Parties are not able to agree upon the selection of an arbitrator, within twenty (20)days of commencement of an arbitration proceeding by service of a demand for arbitration, the arbitrator shall be selected by the American Arbitration Association which shall select the arbitrator in accordance with the terms of this Agreement. All arbitration proceedings that require attendance will be held in Chicago, Illinois.

(33.2) No legal proceeding arising out of or relating to this Agreement shall include, by consolidation, joinder with or in any other manner, an additional Person or entity not a party to this Agreement except bywritten consent containing a specific reference to this Agreement by both Parties hereto unless ordered bya court of competent jurisdiction. Consent to a reference involving an additional Person or entity shall not constitute consent to a reference of any claim, dispute or other matter in question not described in the written consent or with a Person or entity not named or described therein. Notwithstanding anything to the contrary herein, it shall be presumed that if the action involves claims by or against third parties (e.g., mortgagors) that require. jurisdiction and venue in the state in which the real property that secures a Mortgage Loan is located, then the action may be brought in the state or federal courts of the state in which the real propertythat secures the Mortgage Loan is located.

(33.3) The Parties agree that the arbitrator shall be a member of the American Arbitration Association, and be empowered to award to the prevailing Party a reimbursement of costs of the general reference, including,without limitation, attorney's fees, expert fees, fees assessed by the arbitrator and the arbitrator's compensation.

(33.4) **BY EXECUTING THIS AGREEMENT, YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THIS AGREEMENT DECIDED BY BINDING ARBITRATION, WITH AN ARBITRATOR AGREED UPON AND NOT AN ACTIVE JUDGE, AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR BEFORE A JURY. IF YOU REFUSE TO SUBMIT TO AN ARBITRATION PROCEEDING AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO PARTICIPATE IN THE ARBITRATION PROCEEDING UNDER THE AUTHORITY OF APPLICABLE STATELAW.**

34. OWNERSHIP OF INTELLECTUAL PROPERTY & WORK PRODUCT.

(34.1) The Parties acknowledge and agree that all Intellectual Property created, acquired, adapted, modified or improved, in whole or in part, by or through the efforts of either of the Parties during the term of this Agreement, including without limitation all copyrights, patents, trademarks, service marks, trade secrets, know-how or other Work Product inany way related to either Party's operations and activities, shall be owned exclusively by the inventing, authoring, or creating Party, and do not constitute a work made

for hire. In the event of any dispute over such ownership of Intellectual Property, inventorship, authorship, or other creation of any Intellectual Property, made or conceived during the course of the performance of activities pursuant to this Agreement, such dispute shall be resolved in accordance with the patent, copyright, trademark, or other applicable Intellectual Property laws of the United States.

(34.2) Client agrees, and will cause its Representatives and Affiliates to agree, that nothing relating to the Services, orrelated to any Intellectual Property or Work Product, shall be considered a work made for hire within the meaning of Title 17 of the United States Code. Client automatically assigns, and shall cause its Representatives and Affiliates, asappropriate, to assign, at the time of creation and without any requirement of future consideration, any right, title, or interest it or they may have in any Work Product or Intellectual Property, including any patent applications, patents, copyrights, or other Intellectual Property rights. Upon request of the Servicer, Client shall take such further action, andshall cause its Representatives and/or Affiliates to take such further action, including the execution and delivery of instruments of conveyance, as the Servicer reasonably may deem appropriate to give full and proper effect to such assignment. This section shall survive the term of this Agreement.

(34.3) All uses of any trademarks, service marks and trade names in the Work Product or in the performance of the Services, and the goodwill associated therewith, whether by Servicer or third parties, inures and will inure to the benefit of Servicer. Servicer hereby grants Client and its Affiliates an irrevocable, unrestricted, non-exclusive, paid-up, perpetual, worldwide license to use, duplicate, distribute and display any Work Product so as to enable the full use and/or benefit of the Work Product, provided that Client or its Affiliate obtains the prior written consent of the Servicer for any use contemplated by this Section (34.3) which consent shall not be unreasonably withheld. The license grantedby this Section 37(c) shall survive by one (1) year any termination of this Agreement or any Transaction Addendum.

35. NON-EXCLUSIVITY.

This Agreement is non-exclusive and each Party may in their sole discretion enter into arrangements with third partiesthat are not in conflict with this Agreement.

36. REPORTING AND REMITTANCE.

Servicer shall report and remit any and all invoices to Client, at and as noted below, for the Services and expenses rendered and that are considered complete according to the status of the asset and/or pool. Any and all service fees and applicable expense fees shall be paid in U.S. dollars and be remitted to Servicer within **20 (20) calendar days** from delivery ofthe invoice via bank wire or ACH transfer. Upon Client's failure to timely comply with its payment obligations, including reimbursements for any optional advances made by Servicer, and without waiving default of Client, Servicer may elect to cease remitting funds to Client and/or cease work on servicing files until Client is current.

Accounts Payable Contact Information: ____________________________

EIN #: ____________________________

37. ADDENDA.

Terms and conditions of this Agreement shall incorporate and be subject to those provisions set forth in the attached Addenda (Exhibits A, B, and C), as well as any additional addenda agreed upon by the Parties and made a part of this Agreement.

38. ATTORNEY'S FEES, COSTS.

If it is determined in an arbitration or legal proceeding that a Party hereto has failed to perform under any provision hereof, and if the other Party shall employ attorneys or incur other expenses for the enforcement, performance or observance of the terms hereof on the part of the non-performing Party, then such other Party, to the extent permittedby law, shall be reimbursed by the non-performing party on demand, for reasonable attorneys' fees and other reasonable out-of-pocket expenses.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized Representatives.

For: Skid Row AHP LLC

By: ______________________

Name: Jorge Newbery

Title: Director

For: AHP SERVICING LLC a Delaware limited liability company

By: ______________________

Name: Jorge Newbery

Title: CEO

EXHIBIT A

FEE SCHEDULE

Loan Boarding & DeBoarding Fees		
Loan Set Up Fee / Boarding Fees	**Per Loan**	**Notes**
Bulk Performing & Early Stage	$15 $25 if in bankruptcy	0-29 days delinquent at month end
Subsequent Transfers (Flow)	$12	
Bulk Late Stage / FCL / LM	$25 $20 if more than 100 loans boarded at a time	30+ days delinquent at month end
Subsequent Transfers (Flow)	$20	
Manual Boarding (from images/non-data)	$50	Data file is not provided or is insufficient and manual boarding is required
Escrow, ARM, HELOC, Partial Loans, Government Loans	$2.50 additional	
Conversion from paper file	$0.20 additional per page	
Initial Client Set Up Fee	$10,000	

Deboarding / Termination Fees	Per Loan	Notes
Months 1-3	$20	
Months 4-24	$25	
Months 25-36	$20	
Months 37+	$15	
REO Transfer Fee	$500	
Interim Servicing	$80	

In addition to the above fees, the Client shall be responsible for all third-party costs associated with the transfer of loans to/from AHP for Subservicing.

Monthly Servicing Fees		
Monthly Servicing Fees	**Per Loan**	**Notes**
Conventional / Private Loan	$15	0-29 days delinquent at month end
FHA/VA/USDA	$17	0-29 days delinquent at month end
Early-Stage Delinquency	$25	30-59 days delinquent at month end

Early-Stage Delinquency	$35	50-89 days delinquent at month end
Late-Stage Delinquency	$75	90+ days delinquent at month end
Foreclosure (Pre Sale)	$100	Active foreclosure (referred to Foreclosure Counsel) as of month end
Bankruptcy	$100	Regardless of Delinquency Status
Bankruptcy Referral Coordination (POC & MFR)	$55	
Bankruptcy Transfer of Claim	$55	
Eviction Coordination	$75	
Foreclosure Coordination Fee	$225 set up	
REO	$100	Post-Foreclosure Sale
Owner Managed REO	$50	Reoccurring until removed from platform.
Litigation Fee	$150	This fee includes the management of outside litigation counsel to prosecute or defend a lawsuit in which AHP Servicing LLC and/or the Owner is a party. This includes any contested action in foreclosure, bankruptcy adversary actions, as well as any action wherein AHP Servicing LLC commenced the suit to represent the interests of the Owner or is defending a lawsuit in which it, a Prior Servicer, or the Owner, or any combination thereof, have been named as defendants and the substance of the action involves rights or obligations under this Agreement.

- *Fees associated with loans in a state of Delinquency, Foreclosure or REO are replacement fees and* ***are not added to the base rate.***
- *Borrowers not utilizing an e-statement will be assessed an additional monthly charge of $0.90 for the cost of paper statements.*

Resolution & Disposition Fees

Resolution Fees	**Per Loan**	**Notes**
Reinstatement	1.50% X unpaid principal balance (UPB) Min $1,250 / Max $3,000	Full reinstatement of all past due principal and interest payments.
Repayment plan**	1.50% X UPB Min $1,250 / Max $3,000	Payment is due after the borrower makes 2 payments in 2 months.
Loan Modification**	1.50% X accruing balance Min $1,250 / Max $3,000	Fifty percent (50%) of fee due at time loan modification is booked into system. Remaining fee due after successful completion of 2 months of payments under the modification (including any trial period payments).
Performing Loan Performance	$250	Flat Fee

Assumption	1.50% X UPB Min $1,250 / Max $3,000	
Charged Off Assets / Debt Recovery Fees	35% of Cash Collections	
Foreclosure Completion	$500	Flat Fee
Deed in Lieu Coordination	1.0% x UPB Min $1,500 / Max $5,000	
Cash for Keys	0.50% x UPB Min $750 / Max $1,500	
Consent Judgement	0.60% x UPB Min $1,000 / Max $2,00	
Deferrals	$250	Flat Fee
Forbearance Fee	$250	Flat Fee

Servicer is eligible to receive only one modification, reinstatement, or repayment plan fee during a twelve-month period.

Disposition Fees	Per Loan	Notes
Short sale	1.50% X Short Sale Net Proceeds Min $1,250 / Max $4,000	
REO Disposition / Success Fee	2.5% or minimum $5,000	Payment is due upon disposition of the REO. This fee does not apply to an REO asset if Client outsources the REO asset to a third-party provider other than AHP Servicing LLC, or preREO, LLC
Full Payoff	$1,000 non-performing (90+ Days)	
Short Payoff	0.75% X Net Proceeds Min $1,250 / Max $4,000	
Refinance Fee	1.0% X UPB Min $1,250 / Max $3,000	
Note Sale	2.0%	Flat Fee, see 3rd Party Seller Marketing Agreement
Charge off Settlement	35% x cash collections	
Extension Processing Fee	$350	One-time fee for AHP Servicing LLC making changes to the loan in the loan servicing system.
Non-Transfer Disposition Fee	$500	Fee for any non-cash disposition of the loan per Client's request. This does not apply when a loan is service transferred.

If loan de-boards or disposes prior to full payment of applicable fees, all outstanding fees will be due upon disposition.

Ancillary & Additional Fees

Tax and Flood Fees	Per Loan	Notes
Tax Certification Fee	Paid by Owner	Per asset plus cost for certificates required by Tax Authority. Subject to change without notice.

Tax Contract Fees - No Existing Contract	Paid by Owner	
Tax Contract Fees Contract Transfer - First American / Fidelity contract	Paid by Owner	
Flood Insurance Fee	Paid by Owner	
MI Claim Insurance Admin Fee	10%	Percentage of gross recovery amount.
FP Insurance Admin Fee	10%	Percentage of gross recovery amount.
Off-cycle Escrow Analysis Fee	$30	Fee is per Off-cycle Escrow Analysis.
Ancillary Cash Flows		
Late Charges		50% Retained by Servicer
Custodial Account Benefit	Principal and Interest Float	Retained by Servicer
Escrow Account Benefit	Escrow Float	Retained by Servicer ***Interest on Escrow Expense retained by Client*
Servicing Activity Fees	E.g., payoff statements, fax fees.	Retained by Servicer
Agency Loss Mitigation Incentives		Retained by Servicer
Supplementary Fees	**Per Loan**	**Notes**
GNMA Pool Packaging Fee	$250/pool	
Valuation Reconciliation	$55	Reconciling to market data
Loan Research & Correction Fee	$75 per correction	Only if AHP Servicing LLC is handling.
Assignment	$25	Preparation fee. Any fee for recording or as dictated by county is passed through to Client.
Power of Attorney	$25	If no corporate signing authority is provided.
Mediation Fee	$500	Mediation completed where a Servicer personal appearance is required (see pricing assumption notes)
Litigation Admin Fee (Inactive Portfolio)	$150 – $500 Per Hour	This fee includes the management of outside litigation counsel to prosecute or defend a lawsuit in which AHP Servicing LLC and/or the Owner is a party. This includes any contested action in foreclosure, bankruptcy adversary actions, as well as any action wherein AHP Servicing LLC commenced the suit to represent the interests of the Owner or is defending a lawsuit in which it, a prior servicer, or the Owner,

		or any combination thereof, have been named as defendants and the substance of the action involves rights or obligations under the servicing agreement.
FCL/BK Trial Appearance Fee	$250 per appearance	Owner also responsible for actual costs of appearance.
Subpoena Response	$250	Servicer prepares a response for a subpoena
User System Access Fee	$250	Set-up and maintenance of Client user access rights into the servicer system. Fee does not apply for the setup and monthly maintenance for the first 3 users.
Vendor Set Up Fee	$2,500	Client has requested the Servicer to engage a new vendor
Additional Wire Fee	$50	Per wire, exclusive of monthly scheduled wire pursuant to Paragraph 6.2.
Bank Maintenance Fee	Paid by Owner	Per required account.
Reporting, Project, Ad-hoc, Unique Requests	$150 per hour	Special reporting, collateral file clean-up; collateral review; account reconciliations not covered elsewhere; QWR; due diligence.
Special Projects	Request Price	Completion of special request, pricing will be negotiated at request
Charged Off Assets / Debt Recovery Fees	35% of Cash Collections	

Pricing Assumptions

The indicative pricing herein is based on assumptions, including the following:

- The Client shall reimburse AHP for Lien Release/Reconveyance and Recording Fees if not collected from the Borrower by AHP.
- AHP shall remit to the Client on actual/actual basis once per month on all Mortgage Loans in the Client's portfolio.
- The Client shall be responsible for any unreimbursed and uncontrollable out-of-pocket third-party expenses incurred by AHP while performing the services under the Subservicing Agreement, including, without limitation, Property Inspection Fees, Vacant Property Registration Fees, Litigation Expenses, Court-Ordered Mediation Hearings, Tax Contract & Transfer Fees, Loss Draft Processing, and Recording Fees that are not reimbursed by the Borrower.
- Client shall be responsible for all litigation expenses.

Portfolio Assumptions

The pricing contained herein is based on a portfolio composition generally in line with criteria below. The Client to provide more detailed portfolio characteristics prior to finalizing pricing schedule:

Bulk Transfer – Assume a minimum bulk transfer of _____ loans

- _____ Private
- _____ Agency

- Delinquency
  ___ loans in forbearance
  ___ loan 90+

Monthly Flow – _____ loans/month.

Subservicing Fee Increases

On the one-year anniversary of the Effective Date of the Agreement, and each subsequent annual anniversary date thereafter, AHP may increase the Subservicing fees by the percentage increase in the CPI, subject to a 3-percentage (3.0%) point minimum.

EXHIBIT B
LOAN BOARDING ADDENDUM

This Loan Boarding Addendum ("Addendum") is entered into pursuant to, and incorporates herein by reference, the terms and conditions of the Special Loan Servicing Agreement, entered into as of the date indicated above (the "Agreement"), by and between the Parties indicated above. All terms defined in the Agreement, except as otherwise defined herein, shall have the same meanings when used in this Addendum.

1. The Parties acknowledge that in order for Servicer to provide the level and scope of Services as set forth in the Agreement, Client must provide Servicer with a minimum amount of data ("Requirements") relating to each Mortgage Loan submitted ("Submitted Loans") to Servicer.

2. The Requirements are set forth below, subject to the specific loan type, and corresponding terms, of the Submitted Loans. Client shall be responsible for ensuring that the Requirements are provided to Servicer with the Submitted Loans.

Requirements

I. MASTER
Client Loan Number
Current Loan Number
Loan Type
Full Name of Borrower Full
Name of co-Borrower
Property Address Borrower
Phone Borrower Mailing
AddressBorrower SSN
Co-Borrower SSN
Property Occupancy Status
Original Occupancy Status
Prepayment Penalty
Prepayment Plan Code
Prepayment Term
Prepayment Description
Prepayment Max
Original Loan Amount
Original Loan Term
Origination Date
Original Interest Rate
Maturity Date Original
LTV
First Payment Due Date
Late Charge Factor Late
Charge Type
Late Charge Payment Late
Charge Grace PeriodInvestor
Loan Number Original
Property Value Interest
Indicator
Property Type
Loan Purpose
Lien Position

II. FINAL
Current/Unpaid Principal
Balance
Next Payment Due Date
P&I Monthly Amount
Escrow Indicator County
Tax
City Tax
Hazard Premium
MIP
Other Liens
Escrow Monthly Amount
A&H Monthly
Optional Life Insurance
Total Payment Amount
Current Interest Rate
Escrow Balance
Suspense Balance NSF
Balance
Late Charge Balance
Interest Paid YTD
Principal Paid YTD
Taxes Paid YTD
Recoverable Corporate Advance
Balance
Third Party Recoverable
Corporate Advance Balance
Deferred Interest Balance
Amount
Restricted Escrow Balance

III. MISC
Last Analysis Date

IV. FLOOD
Flood Program
LOMA/LOMR
Contract Type
Determination Date
Community Number
Panel Number

IV. (FLOOD (Cont.)
Firm Suffix on FIRM
Flood Zone
Partial Zone
FIRM Date
Certificate Number

V. PMI
MI Company Code
MI Bill Code
MI Payment Frequency
MI Certificate Number
MI Guarantee Percent

VI. HAZARD
Hazard Payee
Hazard Type Code
Hazard Term Hazard
Type Pay
Hazard Coverage Type Hazard
Coverage Amount Hazard
Premium Amount Hazard
Expiration Date Hazard Policy
Number Hazard Condo Cert
Number

VII.SPECIAL
Interest Calculation Option
Daily Simple Interest Calculation
Type
Daily Simple Interest Paid to
Date
Daily Simple Interest Index Daily
Simple Interest Pay OptionInterest
Only Flag
Interest Only Term
Interest Only End Date

VIII. MERS
MERS MIN#
MERS MIN Registration Date
MERS MIN Registration Flag
MERS MOM Flag

IX. BALLOON
Balloon Status
Balloon Type
Balloon Activation Date

X. ARM
Index Type

Look-back Period
Original Index Rate
Original P&I Payment
Original Rate Change Date
Original P&I Change Date
Next Interest Rate Change Date
Next P&I Change Date
Interest Rate Change FrequencyP&I
Change Period
Pending P&I Amount
Pending P&I Effective Date
Margin Amount
Max Single Increase Percent
Min Single Increase Percent
Single Max Decrease Percent
Single Min Decrease Percent
Max P&I Increase Percent
Ceiling Interest Rate
Floor Interest Rate
Max Negative Am Percent
Interest Rate Rounding Code
Interest Rate Rounding Factor
Record Control Number
Convertible
Convertible Type
Convertible Index
Convertible Look-back Period
Convertible Period
Original Conversion Date
Next Conversion Date Last
Conversion Date
Conversion Margin
Convertible Rounding Code
Convertible Rounding Factor
Conversion Fee

XI. TAX - SEASONED LOANS

Disbursement Type
Agency Name
Agency Address
Term Disbursement
Date
Disbursement Amount
Bill Code
Parcel Number

XII. REQUIRED LOAN DOCUMENTATION

1. Copy of Note including all endorsements.

2. Copy of Mortgage or Deed of Trust including any rider such as an ARMrider, and all recording information.

3. Copy of Mortgagee's Title Policy or Attorney's Title Opinion.

4. Copy of any Assignmentof the mortgage or deedof trust including all recording information.

5. Copy of any Loan Modifications.

6. Life of loan payment history.

7. Hazard insurance policy.

8. Copy of Mortgage insurance or guaranty agreement, if applicable.

9. Copy of Deed with respect to any REO Property.

10. Any correspondence by and between the Current Servicer and the Obligor.

11. Any broker's price opinion and/or any appraisal relating to the Property.

12. Original or copy of the tax service contract, if available.

13. Originals (or copies) of all RESPA and TILA disclosure statements executed by the Obligor.

14. Settlement Statement.

15. Originals (or copies) of any integrated disclosures.

16. Loan Application and credit reports, verification of employment, tax returns, if available.

17. Documentation relating to any release of collateral.

18. Any documents requiredas part of the "Servicing File" pursuant to 12 C.F.R. § 1024.38(c)

19. Most recent escrow analysis.

20. Any documents related to mortgagor's loss mitigation file and loss mitigation prior applications such that Servicer can readily identify the status of any loss mitigation applicationand ensure that it has adequate information to review and evaluate mortgagor for loss mitigation options in accordance with applicable Requirements.

21. Any documents related to existing litigation or mortgagor's bankruptcy.

Exhibit B (cont.)

3. At Client's request, Servicer shall make available to Client a template for submitting the Requirements, theeleven (11) headers for which are set forth above. Client may use the Servicer's Requirements template for the Submitted Loans, or forward the Requirements to Servicer in any other format acceptable to Servicer.

4. In the event any Submitted Loans do not include the Requirements appropriate for the loan type and terms,such loans shall boarded by Servicer as "Rejected Loans", and shall be researched by Servicer, for an additional fee("Research Fee"), in an attempt to obtain the missing information that will complete the Requirements. Until such research is completed, and the Requirements are complete, the Rejected Loans shall otherwise remain inactive, andServicer shall not provide any more of the Services for such loans.

5. In addition to all other fees payable to Servicer under the Agreement, Client shall also pay to Servicer aResearch Fee, as negotiated by the Parties herein.

IN WITNESS WHEREOF, the Parties have caused this Loan Boarding Addendum to be executed by their duly authorized Representatives.

For: Skid Row AHP LLC	For: AHP SERVICING LLC a Delaware limited liability company
By:________________________	By:________________________
Name: ______________	Name: Jorge Newbery
Title: ______________	Title: CEO

EXHIBIT C-DRAFT

Document drafted by and
RECORDING REQUESTED BY:
AHP Servicing, LLC
440 S. LaSalle Street, Suite 1110
Chicago, Illinois 60605

SPACE ABOVE THIS LINE FOR RECORDER'S USE

LIMITED POWER OF ATTORNEY

U.S. Ban Trust, N.A. as Trustee of the AHP Series Skid Row AHP (the "Trust"), by and through ________________ and having an office at ______________________________, hereby constitutes and appoints **AHP SERVICING LLC** having an office at 440 S. LaSalle Street, Suite 1110, Chicago, IL 60605 (the "Servicer"), and in its name, aforesaid Attorney-In-Fact, by and through any authorized representative of Servicer, to execute and acknowledge in writing, by electronic means, or by facsimile stamp all documents customarily and reasonably necessary and appropriate for the tasks described in the items (1) through (5) below; provided however, that the documents described below may only be executed and delivered by such Attorneys-In-Fact if such documents are required or permitted under the terms of the Servicing Agreement dated as of ________________ (as amended, amended and restated, modified and supplemented from time to time, the "Servicing Agreement"), by and among the Servicer, as servicer, the Trust, as owner, __________________, as manager (the "Manager"), and no power is granted hereunder to take any action that would be adverse to the interests of ________(investor)____________________. This Limited Power of Attorney is being issued in connection with Servicer's responsibilities to service certain mortgage loans (the "Loans") and related Properties (as defined below) held by __________________________. These Loans are secured by collateral comprised of Mortgages, deeds of trust and other forms of security instruments (collectively the "Security Instruments") encumbering any and all real and personal property delineated therein (the "Property") and the Notes secured thereby. This appointment shall apply to the enumerated transactions only, and shall permit the Servicer (in accordance with (and subject to) the terms of the Servicing Agreement) to:

1. Demand, sue for, recover, collect and receive each and every sum of money, debt, account and interest (which now is, or hereafter shall become due and payable) belonging to or claimed by INVESTOR________, and to take or use any lawful means for recovery by legal process or otherwise, including but not limited to the substitution of trustee serving under a deed of trust, the preparation and issuance of statements of breach, notices of default, and/or notices of sale, taking deeds in lieu of foreclosure, evicting (to the extent allowed by federal, state or local laws) and foreclosing on the properties under the Security Instruments.

2. Execute and/or file such documents and take such other action as is proper and necessary to defend ____________________________in litigation and resolve any litigation where the Servicer has an obligation to defend _______________________________________.

3. Transact business of any kind regarding the Loans and the Properties (in accordance with (and subject to) the terms of the Servicing Agreement), as ______________________, as Trustee's act and deed, to contract for, purchase, lease, receive and take possession and evidence of title in and to the Property arid/or to secure payment of a promissory note or performance of any obligation or agreement relating thereto.

4. Execute bonds, notes, mortgages, deeds of trust and other contracts, agreements and instruments regarding the borrowers and/or the Property, including but not limited to the execution of releases, satisfactions, assignments, loan modification agreements, loan assumption agreements, subordination agreements, property adjustment agreements, and other instruments pertaining to mortgages or deeds of trust, bills of sale and execution of deeds and associated and related instruments and documents necessary, if any, conveying or encumbering the Property or to effect the conveyance or release of an encumbrance on the Property, in the interest of ____________________________________.

5. Endorse on behalf of the undersigned all checks, drafts and/or other negotiable instruments made payable to the undersigned.

Nothing contained herein, unless approved by the Trustee, shall be construed to grant the Servicer the power to initiate or defend any suit, litigation or proceeding in the name of ______________________________ in its individual capacity. If the Servicer receives any notice of suit, litigation or proceeding in the name of ___________________________, then the Servicer shall promptly forward a copy of same to ____________________________________.

This Limited Power of Attorney is not intended to extend the powers granted to the Servicer under the Servicing Agreement or to allow the Servicer to take any action with respect to Security Instruments or promissory notes (or other evidence of indebtedness) not authorized bythe Servicing Agreement.

The Servicer hereby agrees to indemnify and hold ____________________________________ and its directors, officers, employees and agents harmlessfrom and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever resulting from or in connection with any misconduct or negligence by the Servicer of the powers grantedto it hereunder. The foregoing indemnity shall survive the termination of this Limited Power ofAttorney and the Servicing Agreement or the earlier resignation or removal of the Trustee.

Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation hasbeen made in writing by the undersigned.

Witness my hand and seal this ____ day of _____________, 20__.

NO CORPORATE SEAL

Witness: INVESTOR

____

By: ___________________
Name:
Title:

____

Attest:

CORPORATE ACKNOWLEDGMENT

State of __________

County of ________

On this ___ day of ___________, 20__, before me, the undersigned, a Notary Public in and for said County and State, personally appeared ______________, personally known to me (or proved tome on the basis of satisfactory evidence) to be the persons who executed the within instrument as _________________ of __________________________, and acknowledged to me that such _____________________ executed the within instrument pursuant to its by-laws or a resolution of its Board of Directors.

WITNESS my hand and official seal.

Signature: _________________________

My commission expires: